          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL __, 1999
                                                       Registration No.333-72853
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               -----------------

                              AMENDMENT NO. 1 TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
            (Exact name of Registrant as specified in its charter)

                               -----------------

           Delaware                                       13-3697002
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                   Identification Number)

                        9333 Genesee Avenue, Suite 110
                          San Diego, California 92121
                                (619) 587-9333
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                               Richard B. Hollis
               Chairman of the Board and Chief Executive Officer
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 110
                          San Diego, California 92121
                                 (619) 587-9333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

                             Eric J. Loumeau, Esq.
                              COOLEY GODWARD LLP
                       4365 Executive Drive, Suite 1100
                              San Diego, CA 92121
                                (619) 550-6000

                               -----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

The information contained in this prospectus is not complete and may be changed. These securities may not be sold to you until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated April 26, 1999
                               1,367,868 Shares

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                 Common Stock

                            -----------------------

Selling stockholders identified in this prospectus are selling 1,367,868 shares of Hollis-Eden Pharmaceuticals, Inc. common stock. Hollis-Eden will not receive any of the proceeds from the sale of shares by the selling stockholders. Hollis-Eden's common stock is listed on the Nasdaq National Market under the symbol "HEPH." The closing sale price of the common stock, as reported on the Nasdaq National Market on April 21, 1999, was $14.94 per share.



INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is _________________, 1999.

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
Hollis-Eden Pharmaceuticals............................................       3
Use of Proceeds........................................................       3
Risk Factors...........................................................       3
Where You Can Get More Information.....................................       9
Selling Stockholders...................................................      11
Plan of Distribution...................................................      12
Legal Matters..........................................................      13
Experts................................................................      13

                          HOLLIS-EDEN PHARMACEUTICALS

Hollis-Eden is a pharmaceutical company in the development stage. We intend to discover, develop and commercialize products for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV/AIDS, hepatitis B and C, and malaria. We have three technology platforms, the first based on cellular energy regulation, the second on a unique immune system modulation technology, and the third on the inhibiting of protein RNA and DNA synthesis. We believe that certain of our drug candidates may provide the first long-term treatment of HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects.

Hollis-Eden's executive offices are located at 9333 Genesee Avenue, Suite 110, San Diego, California 92121, telephone number (619) 587-9333.

                                USE OF PROCEEDS

Hollis-Eden will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                 RISK FACTORS

An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent quarterly report on Form 10-Q, in our most recent annual report on Form 10-K, and in any other documents incorporated by reference into this prospectus from our other SEC filings. This prospectus also contains forward-looking statements that involve risks and uncertainties.


IF WE DO NOT OBTAIN FDA APPROVAL FOR OUR PRODUCTS OUR BUSINESS WILL SUFFER.

Our principle development efforts are currently centered around two drug candidates licensed to us which we believe show promise for the treatment and prevention of HIV/AIDS. However, all of our drug candidates will require Food and Drug Administration, FDA, and foreign government approvals before they can be commercialized. Neither HE2000 nor any of our other drug candidates have been approved for commercial sale. We expect to incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses of seeking FDA approval. While limited clinical trials of HE2000 have to date produced favorable results, significant additional trials are required, and we may not be able to demonstrate that this drug candidate is safe or effective. We cannot guarantee that any of our product candidates will obtain required government approval. If we do not receive FDA or foreign approvals to sell our products, it will materially and adversely affect our business.

IF THE MANUFACTURERS OF OUR PRODUCTS DO NOT COMPLY WITH FDA REGULATIONS, OR CANNOT PRODUCE THE AMOUNT OF PRODUCTS WE NEED TO CONTINUE OUR DEVELOPMENT, OUR BUSINESS WILL SUFFER.


Outside manufacturers currently produce our drug candidates. Manufacturers producing our products must follow current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If a manufacturer of our products does not conform to the Good Manufacturing Practices regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process, and may delay our ability to receive FDA approval of our products. Any such delay could materially and adversely affect our business.

We also rely on our manufacturers to supply us with a sufficient quantity of our drug candidates to conduct clinical trials. If we have difficulty in the future obtaining our required quantity and quality of supply, we could experience significant delays in our development programs and regulatory process. Any such delay could materially and adversely affect our business.


IF WE DECIDE TO MANUFACTURE OUR PRODUCTS OURSELVES, WE FACE FURTHER FDA REGULATION AND WILL REQUIRE ADDITIONAL CAPITAL WHICH MAY CAUSE OUR BUSINESS TO SUFFER.


For now, we do not intend to manufacture any pharmaceutical products ourselves. If we decide to manufacture products ourselves in the future, we would be subject to the same risks associated with the regulatory requirements described above. We would also require substantial additional capital. We have no experience manufacturing pharmaceutical products for commercial purposes, so we cannot guarantee that we would be able to manufacture any products successfully or in a cost-effective manner.


IF WE DO NOT SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, OUR BUSINESS WILL SUFFER.


We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues and have never commercially introduced a product. Our accumulated deficit was $13.3 million through December 31, 1998. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. If we are unable to develop safe, commercially viable drugs, it would have a material adverse effect on our business, financial condition and results of operations.


WE WILL NEED TO RAISE ADDITIONAL MONEY BEFORE WE EXPECT TO ACHIEVE PROFITABILITY; IF WE FAIL TO RAISE ADDITIONAL MONEY, OUR BUSINESS WILL SUFFER.


Our current cash and cash equivalents are $52 million. We believe these financial resources will fund our opportunities for the next 24 months. Once these current financial resources run out, we will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We intend to seek additional funding through public or private financing or through collaboration arrangements with collaborative partners. If we can not raise additional funds when needed, we may not be able to continue to develop our products, which would materially and adversely affect our business.


IF WE RAISE ADDITIONAL MONEY BY ISSUING EQUITY SECURITIES, YOUR INVESTMENT WILL BE DILUTED.


If we raise additional funding by issuing more equity securities, the new shares will dilute the voting power of your investment on a percentage basis.


OUR INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FUTURE DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE.


The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We cannot guarantee that our drug candidates, if approved for sale, will be able to compete successfully with our competitors' existing products under development.


OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY COULD IMPAIR OUR COMPETITIVE POSITION.


We have 95 issued patents and pending applications in the U.S. and foreign counterparts. Our success will depend in part on our ability to obtain additional United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicant or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. We cannot guarantee that any patents will issue from any of the pending or future patent applications we own or have licensed. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, we cannot guarantee that any rights we may have under any issued patents will provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

If another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable, and could materially and adversely affect our business, financial condition, and results of operations.


IF OUR LICENSING AGREEMENTS WERE TERMINATED BECAUSE OF A MATERIAL BREACH ON OUR PART, OUR OPERATING RESULTS AND FINANCIAL CONDITION WOULD SUFFER.


We license our drug candidates from Dr. Patrick T. Prendergast and from Edenland, Inc. and Colthurst Limited, two organizations Dr. Prendergast controls. Our license agreements can be terminated if we materially breach our obligations under the agreements. Termination of our license agreements would cause us to lose our rights to our existing drug candidates. If we lost our licensed rights to one or more of our drug candidates or if our rights were materially limited, it would have a material adverse effect on our business, operating results and financial condition.


THE TECHNOLOGY IN OUR SECTOR IS DEVELOPING RAPIDLY, AND OUR FUTURE DEPENDS ON OUR ABILITY TO KEEP ABREAST OF TECHNOLOGICAL CHANGE.


Biotechnology and related pharmaceutical technology have undergone rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses we have incurred in connection with developing these products.


OUR ABILITY TO ACHIEVE ANY SIGNIFICANT REVENUE WILL DEPEND ON OUR ABILITY TO ESTABLISH EFFECTIVE SALES AND MARKETING CAPABILITIES.


Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we need to build a sales and marketing infrastructure. We have no experience in the sales and marketing of our drug candidates. If we fail to establish a sufficient marketing and sales force, it will impair our ability to enter new or existing markets. Our inability to effectively enter these markets would materially and adversely affect our business.

IF HOLLIS-EDEN WERE TO LOSE THE SERVICES OF RICHARD B. HOLLIS, OR FAIL TO ATTRACT QUALIFIED PERSONNEL IN THE FUTURE, OUR BUSINESS OBJECTIVES WOULD BE MORE DIFFICULT TO IMPLEMENT, ADVERSELY AFFECTING OUR OPERATIONS.


Our ability to successfully implement our business strategy depends highly upon our Chief Executive Officer, Richard B. Hollis. The loss of Mr. Hollis's services could impede the achievement of our research and development objectives. We also highly depend on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot guarantee that we will continue to be able to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.


WE MAY FACE PRODUCT LIABILITY CLAIMS RELATED TO THE USE OR MISUSE OF OUR
PRODUCTS.


We face inherent business risk of product liability claims in the event that the use or misuse of our products results in personal injury or death. We have not experienced any such claims to date, but we cannot be certain, in particular after commercial introduction of our products, that we will not experience losses due to product liability claims. We currently maintain liability insurance on a claims-made basis. We cannot be certain that the insurance policies' coverage limits are adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against us, regardless of their merit, could materially and adversely affect our business.


IF WE FAIL TO ADEQUATELY ADDRESS YEAR 2000 PROBLEMS, OUR BUSINESS AND FINANCIAL CONDITION COULD EXPERIENCE LOSSES.


Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish the 21st century dates from 20th century dates. As a result, in less than one year, computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements.

We upgraded our accounting software during 1998 with a version that is Year 2000 compliant. In addition, we upgraded all of our computer operating systems. We believe that our computer systems and applications are Year 2000 compliant.

We recently completed the process of reviewing our communications systems and other non-information technology systems to ascertain whether they are Year 2000 compliant. We expect to complete upgrading these systems during the second quarter of 1999.

We do not expect that the costs associated with achieving Year 2000 compliance will have a material adverse effect on our future results of operations, liquidity or capital resources. We have spent less than three thousand dollars in connection with our Year 2000 compliance efforts to date. We believe that the costs to review our non-information technology systems will be immaterial.

We have begun contacting our material suppliers and third party service providers to identify their Year 2000 problems and provide solutions to prevent the disruption of our business activities. Currently we have very little information regarding the extent of Year 2000 compliance by our suppliers and third party service providers. We expect to complete our review of these parties' compliance efforts during the second quarter of 1999.

We cannot guarantee that the computer systems and applications of other companies which we rely upon will be timely converted. Any such failure by these other companies to become Year 2000 compliant could materially adversely affect us. Moreover, the following could have a material adverse effect on our business or financial condition:

 . failure of suppliers and third-party service providers' equipment to operate accurately;

 .  failure of clinical trial site medical equipment to perform properly;

 .  failure of necessary materials or supplies to be available to us when needed;
   or

 . failure of other equipment, software, or systems as a result of Year 2000 problems.

We intend to assess worst case scenarios and to develop one or more contingency plans that may be necessary, such as securing alternative vendors, at the completion of our review of our material suppliers and third-party service providers.


TRADING IN OUR SHARES COULD BE SUBJECT TO EXTREME PRICE FLUCTUATIONS WHICH COULD ADVERSELY AFFECT YOUR INVESTMENT.


The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Hollis-Eden's stock price has ranged from $7.87 to $25.00 from April 1, 1998, to March 31, 1999. Publicized events and announcements may have a significant impact on the market price of our common stock. For example, biological or medical discoveries by competitors, unfavorable results from clinical trials, unfavorable developments concerning patents or other proprietary rights or unfavorable domestic or foreign regulatory developments may have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the ability of a stockholder to dispose of his shares at a price equal to or above the price at which the shares were purchased.


BECAUSE STOCK OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE ON STOCKHOLDERS DECISIONS.


Assuming that outstanding warrants and options have not been exercised, Richard
B. Hollis, our Chief Executive Officer, owns approximately 26% of our outstanding common stock. Assuming the exercise of our outstanding warrants and options, Mr. Hollis would own approximately 19% of our outstanding common stock. As a result, Mr. Hollis may be able to significantly influence the management of Hollis-Eden and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Hollis-Eden.


WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, ANY OF WHICH MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.


Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to our stockholders.

Our board of directors is authorized, without any further vote by stockholders, to issue shares of preferred stock. The issuance of preferred stock with special voting, liquidation and dividend privileges may have the effect of delaying, deferring or preventing a change in control without any further action by the stockholders. Any such issuance may materially and adversely affect the price of the common stock.

Our board of directors is a "classified board," with approximately one-third of our directors elected each year. Two annual meetings would be necessary to change a majority of the directors as a result of having a classified board. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the board of directors which may be favored by some or a majority of our stockholders.


OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS.


Except for historical information, the information contained in this prospectus and in our SEC reports are "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.


                       WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc., at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c). 14 pr 15 (d) of the Securities Exchange Act of 1934:

 .  Annual Report on Form 10-K for the year ended December 31, 1998;

 .  Proxy Statement for the 1999 Annual Meeting of Stockholders;

 .  Current Report on Form 8-K filed February 2, 1999; and

 . Hollis-Eden's registration statement on Form S-4, No. 333-18725, as amended, which includes a description of Hollis-Eden's common stock.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

   Hollis-Eden Pharmaceuticals, Inc.
   9333 Genesee Avenue, Suite 110
   San Diego, CA 92121
   Attn:  Vice President-Controller
   (619) 587-9333

This prospectus is part of a larger registration statement we filed with the SEC. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                             SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, and the number of shares of common stock owned beneficially by them as of April 21, 1999 which may be offered under the terms of this prospectus. This information is based upon information provided by each selling stockholder. Each selling stockholder is offering all of the shares they beneficially own, and assuming they sell every share, will not beneficially own any shares of Hollis-Eden.
The term "selling stockholder" includes the stockholders listed below and anyone who may receive the stock from the selling stockholder though a transfer, pledge, donation, or other method.

                                                                 SHARES BEING
NAME                                                                OFFERED

Robert E. Petersen and Margaret M. Petersen, as Trustees
  of the R.E.& M. Petersen Living Trust Dated January 17, 1983....   648,649
Kane & Co.........................................................   555,556
Banca Del Gottardo................................................   108,108
Armen Partners L.P................................................    44,444
Garo H. Armen.....................................................    11,111
                                                                   ---------
                 Total............................................ 1,367,868
                                                                   =========

None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Hollis-Eden or any of its predecessors or affiliates.

                             PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

- on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market.

-  in the over-the-counter market,

-  in private transactions,

-  through options,

- by pledge to secure debts and other obligations, or a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, will or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

All expenses of this registration will be paid by Hollis-Eden. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $12,724. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).


                                 LEGAL MATTERS

Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.


                                    EXPERTS

The financial statements of the registrant as of December 31, 1998 and 1997, and for each of the years ended December 31, 1998, 1997 and 1996, and for the period August 15, 1994, the day we started doing business, to December 31, 1998, have been audited by BDO Seidman, LLP, as set forth in its report included in Hollis-Eden's Annual Report on Form 10-K for the year ended December 31, 1998. We incorporate these financial statements by reference into this prospectus in reliance upon such report given upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF APRIL __, 1999. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.





                               1,367,868 SHARES

                       HOLLIS-EDEN PHARMACEUTICALS, INC.

                                 COMMON STOCK

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

        SEC Registration Fee............................      $ 7,724
        Legal fees and expenses.........................        2,000
        Accounting fees and expenses....................        3,000
                                                              -------
             Total......................................      $12,724
                                                              =======


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The registrant's bylaws provide that the registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The registrant is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the bylaws or otherwise.

    The registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the registrant's directors will not be personally liable to the registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The registrant maintains directors' and officers' liability insurance.

ITEM 16.    EXHIBITS.

    (a)     Exhibits.

    Exhibit No.     Description
    -----------     -----------
    *5.1            Opinion of Cooley Godward LLP.
    23.1            Consent of BDO Seidman, LLP.
    23.2            Consent of Cooley Godward LLP.  Reference is made to
                    Exhibit 5.1.
    *24.1           Power of Attorney.  Reference is made to page II-4.
----------
* Previously Filed.

ITEM 17.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 23, 1999.


Hollis-Eden Pharmaceuticals, Inc.



By:  /s/  RICHARD B. HOLLIS
     ---------------------------
Richard B. Hollis
Chairman of the Board and
Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                           Title                           Date
--------------------------------     -------------------------------   --------------------------
/s/ RICHARD B. HOLLIS*
--------------------------------     Chairman of the Board, Chief          April 23, 1999
Richard B. Hollis                    Executive Officer and Director
                                     (Principal Executive Officer)

/s/ ROBERT W. WEBER
--------------------------------     Vice President-Controller             April 23, 1999
Robert W. Weber                      (Principal Financial and
                                     Accounting Officer)


/s/ WILLIAM H. TILLEY
--------------------------------     Director                              April 23, 1999
William H. Tilley


/s/ THOMAS CHARLES MERIGAN, JR.*
--------------------------------     Chairman of the Scientific
Thomas Charles Merigan, Jr.          Advisory Board and Director           April 23, 1999


/s/ J/ PAUL BAGLEY III*
--------------------------------     Director                              April 23, 1999
J. Paul Bagley III



--------------------------------     Director                          April 23, 1999
Salvatore J. Zizza


/s/ BRENDAN R. MCDONNELL*
--------------------------------     Director                          April 23, 1999
Brendan R. McDonnell


/s/ LEONARD MAKOWKA*
--------------------------------     Director                          April 23, 1999
Leonard Makowka


By:  /s/ ROBERT W. WEBER
    ----------------------------     Vice President-Controller         April 23, 1999
    Robert W. Weber                  (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT NO.        DESCRIPTION
----------         -----------

 *5.1              Opinion of Cooley Godward LLP.

 23.1              Consent of BDO Seidman, LLP.

 23.2 Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

*24.1              Power of Attorney.  Reference is made to Page II-4.

---------------
* previously filed.